UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/AMENDMENT NO. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 CURRENT REPORT

Agape ATP Corporation

(Exact name of registrant as specified in its charter)

Date: October 11, 2017

Nevada	8000	36-4838886
(State or Other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

No. 17, 17-1, 17-2, 17-3, Wisma Laxton, Jalan Desa, Taman Desa, Off Jalan Klang Lama, 58100 Kuala Lumpur, Malaysia.

  Issuer's telephone number: +60 192230099

(Address, including zip code, and telephone number,
including area code, of registrant’s principal mailing address)

Please send copies of all correspondence to:

V FINANCIAL GROUP, LLC

http://www.vfinancialgroup.com

780 Reservoir Avenue, #123

Cranston, RI 02910

TELEPHONE: (401) 440-9533

FAX: (401) 633-7300

Email: jeff@vfinancialgroup.com

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer |_|	Accelerated filer |_|
Non-accelerated filer |_| (Do not check if a smaller reporting company)	Smaller reporting company |X|

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)

Common Stock, $0.0001 par value	17,081,000	$1.00	$17,081,000	$1,979.69

(1)	The offering price has been arbitrarily determined by the Company and bears no relationship to assets, earnings, or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY OUR EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THERE IS NO MINIMUM PURCHASE REQUIREMENT FOR THE OFFERING TO PROCEED.

PRELIMINARY PROSPECTUS

Agape ATP Corporation

17,081,000 SHARES OF COMMON STOCK

$0.0001 PAR VALUE PER SHARE

Prior to this Offering, no public market has existed for the common stock of Agape ATP Corporation. Upon completion of this Offering, we will attempt to have the shares quoted on the OTCQB operated by OTC Markets Group, Inc. There is no assurance that the Shares will ever be quoted on the OTCQB.  To be quoted on the OTCQB, a market maker must apply to make a market in our common stock.  As of the date of this Prospectus, we have not made any arrangement with any market makers to quote our shares.

In this public offering we, “Agape ATP Corporation” are offering 3,250,000 shares of our common stock and our selling shareholders are offering 13,831,000 shares of our common stock. We will not receive any of the proceeds from the sale of shares by the selling shareholders. The offering is being made on a self-underwritten, “best efforts” basis.  There is no minimum number of shares required to be purchased by each investor. The shares offered by the Company will be sold on our behalf by our Chief Executive Officer, How Kok Choong. Mr. How is deemed to be an underwriter of this offering. The selling shareholders are also deemed to be underwriters of this offering. There is uncertainty that we will be able to sell any of the 3,250,000 shares being offered herein by the Company. Mr. How will not receive any commissions or proceeds for selling the shares on our behalf.  All of the shares being registered for sale by the Company will be sold at a fixed price of $1.00 per share for the duration of the Offering. Additionally, all of the shares offered by the selling shareholders will be sold at a fixed price of $1.00 for the duration of the Offering. Assuming all of the 3,250,000 shares being offered by the Company are sold, the Company will receive $3,250,000 in net proceeds. Assuming 2,437,500 shares (75%) being offered by the Company are sold, the Company will receive $2,473,500 in net proceeds. Assuming 1,625,000 shares (50%) being offered by the Company are sold, the Company will receive $1,625,000 in net proceeds. Assuming 812,500 shares (25%) being offered by the Company are sold, the Company will receive $812,500 in net proceeds. There is no minimum amount we are required to raise from the shares being offered by the Company and any funds received will be immediately available to us. There is no guarantee that we will sell any of the securities being offered in this offering. Additionally, there is no guarantee that this Offering will successfully raise enough funds to institute our Company's business plan. Additionally, there is no guarantee that a public market will ever develop and you may be unable to sell your shares.

This primary offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this Prospectus, unless extended by our directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

Currently, our Chief Executive Officer How Kok Choong owns approximately 84.85% of the voting power of our outstanding capital stock. After the offering, assuming all of his personal shares that are being registered herein and those shares being offered on behalf of the company are sold, Mr. How will have the ability to control approximately 80.71% of the voting power of our outstanding capital stock.

*How Kok Choong will be selling shares of common stock on behalf of the Company simultaneously to selling shares of his own personal stock from his own account. A conflict of interest may arise between Mr. How’s interest in selling shares for his own account and in selling shares on the Company’s behalf. Regarding the sale of Mr. How’s shares, they will be sold at a fixed price of $1.00 for the duration of the offering.

The Company estimates the costs of this offering at $34,980. All expenses incurred in this offering are being paid for by the Company. For the duration of the offering any and all sellers of the shares being registered herein agree to provide this prospectus to potential investors in its entirety.

The proceeds from the sale of the securities sold on behalf of the Company will be placed directly into the Company’s account; any investor who purchases shares will have no assurance that any monies, beside their own, will be subscribed to the prospectus. All proceeds from the sale of the securities are non-refundable, except as may be required by applicable laws.

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, which became law in April 2012 and will be subject to reduced public company reporting requirements.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD THE COMPLETE LOSS OF YOUR INVESTMENT.  PLEASE REFER TO ‘RISK FACTORS’ BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this Prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this Offering, the Company, or the shares of our Common Stock offered hereby that is different from the information included in this Prospectus. If anyone provides you with different information, you should not rely on it.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Through November 30, 2018 , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as  underwriters and with respect to their unsold allotments or subscriptions.

 The date of this prospectus is __________________.

PROSPECTUS SUMMARY

In this Prospectus, ‘‘Agape ATP’’ the “Company,’’ ‘‘we,’’ ‘‘us,’’ and ‘‘our,’’ refer to Agape ATP Corporation, unless the context otherwise requires. Unless otherwise indicated, the term ‘‘fiscal year’’ refers to our fiscal year ending June 30th. Unless otherwise indicated, the term ‘‘common stock’’ refers to shares of the Company’s common stock.

This Prospectus, and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section and the “Management’s Discussion and Analysis of Financial Position and Results of Operations” section in this Prospectus.

This summary only highlights selected information contained in greater detail elsewhere in this Prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire Prospectus, including “Risk Factors” beginning on Page 5, and the financial statements, before making an investment decision.

The Company

Agape ATP Corporation, a Nevada corporation (“the Company”) was incorporated under the laws of the State of Nevada on June 1, 2016.

On April 5, 2017, the Company acquired Agape ATP Corporation, a company incorporated in Labuan, Malaysia.

On June 28, 2017, the Company through its subsidiary in Labuan, Agape ATP Corporation, acquired Agape ATP International Holding Limited, a company incorporated in Hong Kong.

Agape ATP Corporation is a Company engaged in providing services in the Health and Wellness Industry.

The Company’s mailing address is No. 17, 17-1, 17-2, 17-3, Wisma Laxton, Jalan Desa, Taman Desa,Off Jalan Klang Lama, 58100 Kuala Lumpur, Malaysia.

We do not have any physical office space at this time however, we anticipate obtaining office space in the near future with proceeds from this offering.

Our activities have been limited to planning and development of our future business operations.

We believe we need to raise $3,250,000 to execute our business plan over the next 12 months. The funds raised in this offering, even assuming we sell all the shares being offered, may be insufficient to carry out our intended business operations.

We will receive proceeds from the sale of 3,250,000 shares of our common stock and intend to use the proceeds from this offering to further develop and market our health program. There is uncertainty that we will be able to sell any of the 3,250,000 shares being offered herein by the Company. The expenses of this offering, including the preparation of this prospectus and the filing of this registration statement, estimated at $34,980.00, are being paid for by the Company. The maximum proceeds to us from this offering ($3,250,000) will satisfy our basic subsistence level, cash requirements for up to 12 months. 75% of the possible proceeds from the offering by the Company ($2,437,500) will satisfy our basic, subsistence level cash requirements for up to 9 months, while 50% of the proceeds (1,625,000) will sustain us for up to 6 months, and 25% of the proceeds ($812,500) will sustain us for up to 3 months. Our budgetary allocations may vary, however, depending upon the percentage of proceeds that we obtain from this offering. For example, we may determine that it is more beneficial to allocate funds toward securing potential financing and business opportunities in the short terms rather than to conserve funds to satisfy continuous disclosure requirements for a longer period. During the 12 months following the completion of this offering, we intend to continue our current business plan and increase our current level of operations.

We believe that if we are not able to raise additional capital within 12 months of the effective date of this registration statement, we may be adversely effected and may have to curtail operations or continue operations at a limited level that is financially suitable for the Company.

Our Offering

We have authorized capital stock consisting of 1,000,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”) and 200,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”). We have 371,350,000 shares of Common Stock and no shares of Preferred Stock issued and outstanding. Through this offering we will register a total of 17,081,000 shares. These shares represent 3,250,000 additional shares of common stock to be issued by us and 13,831,000 shares of common stock by our selling stockholders. We may endeavor to sell all 3,250,000 shares of common stock after this registration becomes effective. Upon effectiveness of this Registration Statement, the selling stockholders may also sell their own shares. The price at which we, the company, offer these shares is at a fixed price of $1.00 per share for the duration of the offering. The selling stockholders will also sell shares at a fixed price of $1.00 for the duration of the offering. There is no arrangement to address the possible effect of the offering on the price of the stock. We will receive all proceeds from the sale of our common stock but we will not receive any proceeds from the selling stockholders.

*The primary offering on behalf of the Company is separate from the secondary offering of the selling stockholders in that the proceeds from the shares of stock sold by the selling stockholder’s will go directly to them, not the Company. The same idea applies if the Company approaches or is approached by investors who then subsequently decide to invest with the Company. Those proceeds would then go to the Company. Whomever the investors decide to purchase the shares from will be the beneficiary of the proceeds. None of the proceeds from the selling stockholder’s will be utilized or given to the Company. Mr. How will clarify for investors at the time of purchase whether the proceeds are going to the Company or directly to himself.

*Mr. How will be able to sell his shares at any time during the duration of this offering. Regarding the sale of Mr. How’s shares, they will be sold at a fixed price of $1.00 for the duration of the offering.

*Mr. How will be selling shares of common stock on behalf of the Company simultaneously to selling shares of his own personal stock from his own account. A conflict of interest may arise between Mr. How’s interest in selling shares for his own account and in selling shares on the Company’s behalf. Please note that at this time Mr. How intends to sell the Company’s shares prior to selling his own shares, although he is under no obligation to do so. Mr. How will decide whether shares are being sold by the Company or by Mr. How himself.

*We will notify investors by filing an information statement that will be available for public viewing on the SEC Edgar Database of any such extension of the offering.

Securities being offered by the Company

3,250,000 shares of common stock, at a fixed price of $1.00 offered by us in a direct offering. Our offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this prospectus unless extended by our Board of Directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

Securities being offered by the Selling Stockholders	13,831,000 shares of common stock, at a fixed price of $1.00 offered by selling stockholders in a resale offering. As previously mentioned this fixed price applies at all times for the duration of the offering. The offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this prospectus, unless extended by our Board of Directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

Offering price per share	We and the selling shareholders will sell the shares at a fixed price per share of $1.00 for the duration of this Offering.

Number of shares of common stock outstanding before the offering of common stock	371,350,000 common shares are currently issued and outstanding.

Number of shares of common stock outstanding after the offering of common stock	374,600,000 common shares will be issued and outstanding if we sell all of the shares we are offering.

The minimum number of shares to be sold in this offering	None.

Market for the common shares	There is no public market for the common shares. The price per share is $1.00.

We may not be able to meet the requirement for a public listing or quotation of our common stock. Furthermore, even if our common stock is quoted or granted listing, a market for the common shares may not develop.

The offering price for the shares will remain at $1.00 per share for the duration of the offering.

Use of Proceeds	We intend to use the gross proceeds to us for funding of day to day operations, marketing, establishment of an office and other items described in “use of proceeds” on page 17.

Termination of the Offering	This offering will terminate upon the earlier to occur of (i) 365 days after this registration statement becomes effective with the Securities and Exchange Commission, or (ii) the date on which all 17,081,000 shares registered hereunder have been sold. We may, at our discretion, extend the offering for an additional 90 days. At any time and for any reason we may also terminate the offering.

Terms of the Offering	Our Chief Executive Officer, How Kok Choong will sell the 3,250,000 shares of common stock on behalf of the company, upon effectiveness of this registration statement, on a BEST EFFORTS basis.
Subscriptions:	All subscriptions once accepted by us are irrevocable.
Registration Costs	We estimate our total offering registration costs to be approximately $34,980.
Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

After the offering, assuming all of his personal shares that are being registered herein and those shares being offered on behalf of the Company are sold, Mr. How will have the ability to control approximately 62% of the voting power of our outstanding capital stock.

You should rely only upon the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell common stock and seeking offers to common stock only in jurisdictions where offers and sales are permitted.

RISK FACTORS

Please consider the following risk factors and other information in this prospectus relating to our business before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

We consider the following to be the material risks for an investor regarding this offering. Our company should be viewed as a high-risk investment and speculative in nature. An investment in our common stock may result in a complete loss of the invested amount.

An investment in our common stock is highly speculative, and should only be made by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this report before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

Risks Relating to Our Company and Our Industry

If we are unable to hire qualified personnel and retain or motivate key personnel, we may not be able to grow effectively.

Our future success depends on our continuing ability to identify, hire, develop, motivate and retain skilled personnel for all areas of our organization. Competition in our industry for qualified employees is very competitive. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

Mr. How will be able to sell his shares at any time during the duration of this offering. This may pose a conflict of interest since Mr. How is also selling shares on behalf of the company in this offering. It is possible that this conflict of interest could affect the ultimate amount of funds raised by the Company. This could negatively affect your investment.

Mr. How is going to be selling shares on behalf of the Company in this offering. Mr. How will be able to simultaneously sell shares of stock for his own accord that are registered for resale pursuant to this offering. This conflict of interest could divert Mr. How’s time and attention in selling shares on behalf of the Company since he will also be able to sell his own shares. This could result in less capital raised by the company, and a lessened desire for investors to purchase shares. As a result of this potential conflict of interest your investment could be adversely affected.

The Company’s profitability relies entirely upon the sale of third party products. As such, we cannot assure investors, or the public in general, that these third party products will continue to be available, that they will be priced appropriately for our company to continue to resell, and we rely on information provided by the products manufacturers to provide accurate safety and related disclosures among other things.

Due to the fact that our Company relies entirely on products created and sold by third parties, we can never offer assurances that our product line will remain the same indefinitely, or that the third party products will continue to be available on terms that our Company agrees with. Additionally, we are almost entirely reliant upon the manufacturers of the products in regards to health and safety information, among a host of other criteria. In the event that any of these products are unsafe, can no longer be acquired at a price the Company arbitrarily determines to be reasonable, or if any issues at all come up regarding the third party manufacturers and/or our relation with these manufacturers then the results of our business operations could suffer considerably and investors may lose all or part of their investments in a worst case scenario.

We have limited operating history and face many of the risks and difficulties frequently encountered by company in the developmental stage.

We are a development stage company, and to date, our development efforts have been focused primarily on the development and marketing of our business model. We have limited operating history for investors to evaluate the potential of our business development. We have not built our customer base and our brand name. In addition, we also face many of the risks and difficulties inherent in introducing new products and services. These risks include the ability to:

·	Increase awareness of our brand name;

·	Develop an effective business plan;

·	Meet customers’ standards;

·	Implement advertising and marketing plans;

·	Attain customer loyalty;

·	Maintain current strategic relationships and develop new strategic relationships;

·	Respond effectively to competitive pressures;

·	Continue to develop and upgrade our service; and

·	Attract, retain and motivate qualified personnel.

Our future will depend on our ability to bring our service to the market place, which requires careful planning of providing a health program that meets customer standards without incurring unnecessary cost and expense. The results of our operations can also be affected by our ability to introduce new services or to adjust pricing to increase our competitive advantage.

If we are unable to compete successfully in our market place, it will harm our business.

There are existing products and health plans in the marketplace that compete with the ATP Zeta Super Health Program. Companies may develop new products that compete with the products in our health program. Certain of these competitors and potential competitors have longer operating histories, substantially greater product development capabilities and financial, scientific, marketing and sales resources. Competitors and potential competitors may also develop products that are safer, more effective or have other potential advantages compared to the products in our health plan. In addition, research, development and commercialization efforts by others could render our health program obsolete or non-competitive. Certain of our competitors and potential competitors have broader product offerings and extensive customer bases, allowing them to adopt aggressive pricing policies that would enable them to gain market share. Competitive pressures could result in price reductions, reduced margins and loss of market share. We could encounter potential customers that, due to existing relationships with our competitors, are committed to products offered by those competitors. As a result, those potential customers may not consider the ATP Zeta Super Health Program.

We may be susceptible to an adverse effect on our business due to the current worldwide economic crisis.

A decline in general economic conditions could lead to reduced consumer traffic and could negatively impact our business operations and financial condition. A decline of this nature could have a material adverse effect on our business, financial condition and results of operations. Our operating and financial performance may be adversely affected by a variety of factors that influence the general economy. Consumer spending habits are affected by, among other things, prevailing economic conditions, levels of unemployment, salaries and wage rates, prevailing interest rates, income tax rates and policies, consumer confidence and consumer perception of economic conditions. In addition, consumer purchasing patterns may be influenced by consumers’ disposable income. In the event of an economic slowdown, consumer spending habits could be adversely affected and we could experience lower net sales than expected on a quarterly or annual basis which could have a material adverse effect on our business, financial condition and results of operations. Our market and sales results could be greatly impacted by the current worldwide economic crisis, making it difficult to reach sales goals and thus generate significant revenue.

Because our business and marketing plans may be unsuccessful, we may not be able to continue operations as a going concern.

Our ability to continue as a going concern is dependent upon our generating cash flow that is sufficient to fund operations or finding adequate investment or borrowed capital to support our operations. To date we have relied entirely on equity financing from our shareholders to fund our operations. Our business and marketing plans may not be successful in achieving a sustainable business and generating revenues. We have no arrangements in place for sufficient financing to be able to fully implement our business plan. If we are unable to continue as planned currently, we may have to curtail some or all of our business plan and operations. In such case, investors will lose all or a portion of their investment.

We currently have been generating operating losses, and we may never achieve profitability.

We have had and we expect to continue to have losses in the near term and will rely on capital funding or borrowings to fund our operations. To date, capital funding has been limited in amount. We cannot predict whether or not we will ever become profitable or be able to continue to find capital to support our development and business plan.

We will require additional capital in the future, which may not be available on terms acceptable to us, or at all.

Our future liquidity and capital requirements will depend upon numerous factors, including the success of our offerings and market developments. We will to need to raise funds through public or private financings, strategic relationships or other arrangements. There can be no assurance that such funding, will be available on terms acceptable to us, or at all. Furthermore, any equity financing will be dilutive to existing stockholders, and debt financing, if available, may involve restrictive covenants that may limit our operating flexibility with respect to certain business matters. If funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution in net book value per share, and such equity securities may have rights, preferences or privileges senior to those of the holders of our existing capital stock. If adequate funds are not available on acceptable terms, we may not be able to continue operating, develop or enhance products, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, operating results and financial condition.

We do not currently have a fully developed marketing plan, and as such we may not generate as much revenue as we anticipate.

Presently, we do not have a definitive marketing plan to acquire clients. It will take us time to develop a concrete marketing plan, and in the interim we will likely not be generating significant revenue or, in a worst case scenario, any revenue at all.

Our operating results may be variable, and therefore our future prospects may be difficult for investors and analysis to assess.

Our operating results are likely to fluctuate significantly in the future due to a variety of factors. Due to our limited operating history, we believe it will be difficult to accurately forecast our revenues and operating results in our market launch phases. Factors that may slow or harm our business or cause our operating results to fluctuate include the following:

• The market acceptance of, and demand for, products in our health program;

• Our inability to attract new customers at a reasonable cost;

• The revenue based on our health program;

• Changes in alternative technologies, industry standards and customer or end user preferences;

• The timing of customer payments and payment defaults by customers;

• Our inability to attract and retain key personnel;

• A gain or loss of significant customers or their confidence in our health program;

• Economic conditions affecting our potential customers;

• Extraordinary expenses such as litigation; and

• Our failure to increase sales and/or penetrate new markets.

Any change in one or more of these factors, as well as others, could cause our annual or quarterly operating results to fluctuate. Any change in one or more of these factors could reduce our gross margins in future periods.

We may face intense competition in the market

Agape ATP Corporation’s long-term competitive position depends upon its success in discovering and developing innovative, cost-effective products that serve unmet medical needs, together with its ability to market them effectively. Many competitors are more established and have significantly greater financial, technical, marketing, and other resources, than Agape ATP Corporation. Many competitors have greater brand recognition with larger customer bases. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional and distribution activities, offer more attractive terms to customers, and adopt more aggressive pricing policies.

The economy of Malaysia in general might not grow as quickly as expected, which could adversely affect our revenues and business prospects.

Our business and prospects depend on the continuing development and expansion of the consulting industry in Malaysia, which in turn depends upon the continuing growth of the economy of Malaysia in general, as well as product and service providers. We cannot assure you, however, that the Malaysia consulting industry will continue to grow at the same pace as in the past.

Due to the fact that a small number of existing shareholders own a large percentage of the Company’s voting shares, future investors will have minimal influence over shareholder decisions.

Existing management has significant share ownership in the Company and will retain control of the Company in the future. As a result of such ownership concentration, our sole officer and director will have significant influence over the management and affairs of the Company and its business. It will also exert considerable, ongoing influence over matters subject to shareholder approval, including the election of directors and significant corporate transactions, such as a merger, sale of assets or other business combination or sale of the Company. This concentration of ownership may have the effect of delaying, deferring, or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, even if such a transaction would benefit other shareholders.

Currency exchange rate fluctuations may increase our costs.

The exchange rates between the U.S. dollar and non-U.S. currencies in which we conduct our business have and will likely fluctuate in the future. Any appreciation in the value of these non-U.S. currencies would result in higher expenses for our Company. We do not have any hedging arrangements to protect against such exchange rate exposures.

We have no experience as a public company. Our inability to successfully operate as a public company could cause you to lose your entire investment.

We have never operated as a public company.  We have no experience in complying with the various rules and regulations, which are required of a public company.  As a result, we may not be able to operate successfully as a public company, even if our operations are successful.  We plan to comply with all of the various rules and regulations, which are required of a public company.  However, if we cannot operate successfully as a public company, your investment may be materially adversely affected.  Our inability to operate as a public company could be the basis of your losing your entire investment.

If our sole officer and director should resign or die without having found replacements, our operations will be suspended or will cease. If that should occur, you could lose your entire investment.

We have one sole officer and director. We are entirely dependent upon him to conduct our operations. If he should resign or die, there will be no one to run us. Further, we do not have key man insurance. If that should occur, until we find other person(s) to run us, our operations will be suspended or cease entirely. In that event it is possible you could lose your entire investment.

The safety and effectiveness issues of the products in the ATP Zeta Super Health Program are not subject to clinical testing.

The safety and effectiveness of products in the ATP Zeta Super Health Program is not subject to clinical testing and the various governmental regulatory bodies overseeing the promotion and sale of our products in our target markets have not verified any of the positive health benefits that we attribute to these third party products, and that any claim of health benefits that we make with respect to these products has not been independently substantiated and therefore they may not produce the positive health benefits that we ascribe to them.  If the products in our health program are deemed to not be safe or effective or if these products are clinically tested and found not to provide the health benefits that we ascribe to them, this could have material adverse effects on our business, revenues, operating results and prospects, resulting in a possible failure of our business and a loss of investment.

The success of our business will depend upon our ability to create brand awareness.

The market for health and wellness is already highly competitive, with many well-known brands leading the industry.  Our ability to compete effectively and generate revenue will be based upon our ability to create awareness of the products distinct from those of our competitors. However, advertising and packaging and labeling of such products will be limited by various regulations. We believe that based upon our research that our health program is comprised of superior products with many health benefits.  Our success will be dependent upon our ability to convey this to consumers.

We lack risk management methods, our business, reputation and financial results may be adversely affected.

We currently do not have methods to identify, monitor and manage risks with respect to our health and wellness products business. If any of such risks were to materialize, our business, reputation, financial condition and operating results could be materially and adversely affected. In addition, our insurance policies may not provide adequate coverage.

Our sole officer and director has other business interests, which may limit the amount of time he can devote to our Company and potentially create conflicts of interest.

Our sole officer and director How Kok Choong has other business interests, which may lead to periodic interruptions of our business operations. Our sole officer and director can dedicate approximately 30 hours per week to the operation of our Company.

Due to the fact that we are a publicly reporting company we will continue to incur significant costs in staying current with reporting requirements. Our management will be required to devote substantial time to compliance initiatives. Additionally, the lack of an internal audit group may result in material misstatements to our financial statements and ability to provide accurate financial information to our shareholders.

Our management and other personnel will need to devote a substantial amount of time to compliance initiatives to maintain reporting status. Moreover, these rules and regulations, which are necessary to remain as an SEC reporting Company, will be costly because an external third party consultant(s), attorney, or firm, may have to assist us in following the applicable rules and regulations for each filing on behalf of the company.

We currently do not have an internal audit group, and we may eventually need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge to have effective internal controls for financial reporting. Additionally, due to the fact that our officers and director have limited experience as an officer or director of a reporting company, such lack of experience may impair our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures, which may result in material misstatements to our financial statements and an inability to provide accurate financial information to our stockholders.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any products we may develop, we may be unable to generate revenues.

We do not currently have product sales and marketing capabilities.  If we receive regulatory approval to commence commercial sales of any of our product candidates, we will have to establish a sales and marketing organization with appropriate technical expertise and distribution capabilities or make arrangements with third parties to perform these services in other jurisdictions. We may not be able to negotiate favorable distribution partnering arrangements, if at all, and to the extent we enter co-promotion or other licensing arrangements, any revenues we receive will depend on the efforts of third parties and will not be under our control. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, our ability to generate product revenues, and become profitable, would be severely limited.

We will need to increase the size of our organization, and we may encounter difficulties managing our growth, which could adversely affect our results of operations.

We are currently a development stage company. We will need to expand and effectively manage our managerial, operational, financial and other resources in order to successfully pursue our research, development and commercialization effort. To manage any growth, we will be required to continue to improve our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient numbers of talented employees. We may be unable to successfully manage the expansion of our operations or operate on a larger scale and, accordingly, may not achieve our research, development and commercialization goals.

The recently enacted JOBS Act will allow the Company to postpone the date by which it must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.

The recently enacted JOBS Act is intended to reduce the regulatory burden on “emerging growth companies”. The Company meets the definition of an “emerging growth company” and so long as it qualifies as an “emerging growth company,” it will, among other things:

-be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

-be exempt from the "say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the "say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and certain disclosure requirements of the Dodd-Frank Act relating to compensation of Chief Executive Officers;

-be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and instead provide a reduced level of disclosure concerning executive compensation; and

-be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although the Company is still evaluating the JOBS Act, it currently intends to take advantage of all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”. The Company has elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b)(1) of the JOBS Act. Among other things, this means that the Company's independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of the Company's internal control over financial reporting so long as it qualifies as an “emerging growth company”, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an “emerging growth company”, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers, which would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its common stock may be adversely affected.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time are we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”. Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, being required to provide only two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million.

Risks Relating to the Company’s Securities

We do not intend to pay dividends on our common stock.

We have no intention to declare or pay any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

Our securities have no prior market and an active trading market may not develop, which may cause our common stock to trade at a discount from the initial public offering price.

Prior to this offering there has been no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations between us and the representatives of the underwriters and may not be indicative of the market price of our common stock after this offering. If you purchase shares of our common stock, you may not be able to resell those shares at or above the initial public offering price. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market on or otherwise or how liquid that market might become. An active public market for our common stock may not develop or be sustained after the offering. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you, or at all.

We may never have a public market for our common stock or may never trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system.

In order for our shares to be quoted, a market maker must agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTCQB. In addition, it is possible that such application for quotation may not be approved and even if approved it is possible that a regular trading market will not develop or that if it did develop, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

There may be future sales of our securities or other dilution of our equity, which may adversely affect the market price of our common stock.

We are generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock after this offering or the perception that such sales could occur.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the securities issued in the offering will be freely tradable without restriction or further registration under the Securities Act.

We may issue shares of preferred stock in the future which may adversely impact your rights as holders of our common stock.

Our Certificate of Incorporation authorizes us to issue up to 200,000,000 shares of preferred stock. Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. At this time we have no shares of preferred stock issued and outstanding.

Our preferred stock does not have any dividend, conversion, liquidation, or other rights or preferences, including redemption or sinking fund provisions. However, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of common stock.

 Risks Relating to this Offering

Investors cannot withdraw funds once invested and will not receive a refund.

Investors do not have the right to withdraw invested funds. Subscription payments will be paid to Agape ATP Corporation and held in our corporate bank account if the Subscription Agreements are in good order and the Company accepts the investor’s investment. Therefore, once an investment is made, investors will not have the use or right to return of such funds.

If an active, liquid trading market for our common stock does not develop, you may not be able to sell your shares quickly or at or above the initial offering price.

There has not been a public market for our common stock. An active and liquid trading market for our common stock may not develop or be sustained following this offering. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration. You may not be able to sell your shares quickly or at or above the initial offering price. The initial public offering price will be determined by negotiations with the representatives of the underwriters. This price may not be indicative of the price at which our common stock will trade after this offering, and our common stock could trade below the initial public offering price.

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at, or above, the initial public offering price and the price of our common stock may fluctuate significantly.

After this offering, the market price for our common stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

  changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the leisure travel environment;
  changes in key personnel;
  entry into new geographic markets;
  actions and announcements by us or our competitors or significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;
  fluctuations in quarterly operating results, as well as differences between our actual financial and operating results and those expected by investors;
  the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;
  announcements relating to litigation;
  guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;
  changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;
  the development and sustainability of an active trading market for our common stock;
  future sales of our common stock by our officers, directors and significant stockholders; and
  changes in accounting principles.

These and other factors may lower the market price of our common stock regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the initial public offering price.

We may be subject to the penny stock rules which will make shares of our common stock more difficult to sell.

We may be subject now and in the future to the SEC’s “penny stock” rules if our shares of common stock sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our common stock. As long as our shares of common stock are subject to the penny stock rules, the holders of such shares of common stock may find it more difficult to sell their securities.

We are selling the shares of this offering without an underwriter and may be unable to sell any shares.

This offering is self-underwritten, which means that we are not going to engage the services of an underwriter to sell the shares. We intend to sell our shares through our Chief Executive Officer Mr. How Kok Choong, who will receive no commissions. There is no guarantee that he will be able to sell any of the shares. Unless he is successful in selling all of the shares of our Company’s offering, we may have to seek alternative financing to implement our business plan.

We will require additional funding to satisfy our future capital needs, and future financing strategies may adversely affect holders of our common stock.

Our operations will require significant additional funding due to the absence of any meaningful revenues in the near future. We do not know whether additional financing will be available to us on favorable terms or at all. To the extent we are successful in raising additional capital by issuing equity securities, our stockholders are likely to experience substantial dilution. Any additional equity securities we issue may have rights, preferences or privileges senior to those of existing holders of stock. To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us. There can be no assurance that we will be able to obtain adequate capital funding in the future to continue operations and implement our strategy. As a result of these uncertainties, there is substantial doubt about our ability to continue as a going concern.

We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply the net proceeds from this offering in ways that ultimately increase the value of your investment. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

We will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

We will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as new rules implemented by the SEC and the OTC Markets. Our executive officers and other personnel will need to devote substantial time to these rules and regulations. These rules and regulations are expected to increase our legal and financial compliance costs and to make some other activities more time-consuming and costly. These rules and regulations may also make it difficult and expensive for us to obtain directors' and officers' liability insurance. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers of the Company, which may adversely affect investor confidence and could cause our business or stock price to suffer.

We will incur ongoing costs and expenses for SEC reporting and compliance. Without revenue, we may not be able to remain in compliance, making it difficult for investors to sell their shares, if at all.

The estimated cost of this registration statement is $34,980. After the effective date of this prospectus, we will be required to file annual, quarterly and current reports, or other information with the SEC as provided by the Securities Exchange Act. We plan to contact a market maker immediately following the close of the offering and apply to have the shares quoted on the OTCQB. To be eligible for quotation, issuers must remain current in their filings with the SEC. In order for us to remain in compliance we will require future revenues to cover the cost of these filings, which could comprise a portion of our available cash resources. The costs associated with being a publicly traded company in the next 12 months will be approximately $34,980. If we are unable to generate sufficient revenues to remain in compliance it may be difficult for you to resell any shares you may purchase, if at all. Also, if we are not able to pay the expenses associated with our reporting obligations we will not be able to apply for quotation on the OTCQB.

SUMMARY OF OUR FINANCIAL INFORMATION

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the “Management’s Discussion and Analysis” section and the accompanying financial statements and related notes included elsewhere in this Prospectus.

AGAPE ATP CORPORATION

CONSOLIDATED BALANCE SHEETS

As of June 30, 2017 and 2016

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	As of June 30, 2017 Audited	As of June 30, 2016 Audited
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,312,748	$10
Total Current Assets	2,312,748	10

TOTAL ASSETS	$2,312,748	$10

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Other payables and accrued liabilities	8,000	-
Amount due to a director	100	25,000
Total Current Liabilities	8,100	25,000

TOTAL LIABILITIES	$8,100	$25,000

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 200,000,000 shares authorized; None issued and outstanding	-	-
Common Stock, par value $0.0001; 1,000,000,000 shares authorized, 371,350,000 and 100,000 issued and outstanding as of June 30, 2017 and 2016, respectively	37,135	10
Additional paid in capital	2,367,875	-
Accumulated income/(loss)	(100,362)	(25,000)
TOTAL STOCKHOLDERS’ EQUITY	$2,304,648	$(24,990)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,312,748	$10

AGAPE ATP CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

For the year and period ended June 30, 2017 and 2016

(Currency expressed in US Dollars (“US$”), except for number of shares)

	For the Year ended	For the Period ended
	June 30, 2017 Audited	June 30, 2016 Audited

NET REVENUE	$-	$-

OPERATING EXPENSES
Audit fee	$8,000	$-
Bank charges	104	-
Business license fees	2,200	-
Loss on foreign exchange	58	-
Professional fee	65,000	25,000
Total operating expenses	$75,362	$25,000

NET LOSS	$(75,362)	$(25,000)

Net loss per share, basic and diluted:	(0.00)	(0.00)

Weighted average number of common shares outstanding – Basic and diluted	80,860,137	8,219

The Company is electing to not opt out of JOBS Act extended accounting transition period.  This may make its financial statements more difficult to compare to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparison of the Company’s financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

Emerging Growth Company

The recently enacted JOBS Act is intended to reduce the regulatory burden on emerging growth companies. The Company meets the definition of an emerging growth company and so long as it qualifies as an “emerging growth company,” it will, among other things:

·	be temporarily exempted from the internal control audit requirements Section 404(b) of the Sarbanes-Oxley Act;

·	be temporarily exempted from various existing and forthcoming executive compensation-related disclosures, for example: “say-on-pay”, “pay-for-performance”, and “CEO pay ratio”;

·	be temporarily exempted from any rules that might be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or supplemental auditor discussion and analysis reporting;

·	be temporarily exempted from having to solicit advisory say-on-pay, say-on-frequency and say-on-golden-parachute shareholder votes on executive compensation under Section 14A of the Securities Exchange Act of 1934, as amended;

·	be permitted to comply with the SEC’s detailed executive compensation disclosure requirements on the same basis as a smaller reporting company; and,

·	be permitted to adopt any new or revised accounting standards using the same timeframe as private companies (if the standard applies to private companies).

Our company will continue to be an emerging growth company until the earliest of:

·	the last day of the fiscal year during which we have annual total gross revenues of $1 billion or more;

·	the last day of the fiscal year following the fifth anniversary of the first sale of our common equity securities in an offering registered under the Securities Act;

·	the date on which we issue more than $1 billion in non-convertible debt securities during a previous three-year period; or

·	the date on which we become a large accelerated filer, which generally is a company with a public float of at least $700 million (Exchange Act Rule 12b-2).

MANAGEMENT’S DISCUSSION AND ANALYSIS

Our cash and cash equivalents balance is $2,312,748 as of June 30, 2017. In order to implement our plan of operations for the next twelve-month period, we require further funding.

Results of operations for the year ended June 30, 2017 and period ended June 30,2016.

Revenues

For the year ended June 30, 2017 and period ended June 30, 2016, the Company has generated no revenue.

Net Loss

For the year ended June 30, 2017 and period ended June 30, 2016, we recorded a net loss of $75,362 and $25,000 respectively.

Professional Fees

For the year ended June 30, 2017 and period ended June 30, 2016, we incurred professional fees of $65,000 and $25,000 respectively.

Liquidity and Capital Resources

As of June 30, 2017 and 2016, we had cash and cash equivalents of $2,312,748 and $10. We have negative operating cash flows and our working capital has been and will continue to be significant. As a result, we depend substantially on financing activities to provide us with the liquidity and capital resources we need to meet our working capital requirements and to make capital investments in connection with ongoing operations. For the year ended June 30, 2017 we have meet these requirements primarily by issuance of our common stock.

Cash Used In Operating Activities

For the year ended June 30, 2017 and period ended June 30, 2016 we had $92,262 and $0 used in operating activities as a result of our net loss attributable to the formation of our Company, professional fees and audit fees.

Cash Provided By Financing Activities

For the year ended June 30, 2017 and period ended June 30, 2016, net cash provided by financing activities were $2,405,000 and $10 sourced from the issuance of shares.

On June 1, 2016, the Company issued 100,000 shares of restricted common stock, each with a par value of $0.0001 per share, to Mr.How Kok Choong for initial working capital of $10.

On April 5, 2017, the Company acquired Agape ATP Corporation, a company incorporated in Labuan, Malaysia.

On April 10, 2017, the Company issued 245,000,000 and 70,000,000 shares of restricted common stock to Mr. How Kok Choong and HKC Holdings Sdn Bhd respectively, each with a par value of $0.0001 per share, for total additional working capital of $31,500.

On April 13, 2017, the Company issued 17,500,000 shares of restricted common stock to Greenpro Asia Strategic SPC, with a par value of $0.0001 per share, for additional working capital of $1,750.

On April 14, 2017, the Company issued 17,500,000 shares of restricted common stock to Greenpro Venture Capital Limited, with a par value of $0.0001 per share, for additional working capital of $1,750.

On May 3, 2017, the Company sold shares to 2 shareholders, both of whom reside in Malaysia. A total of 1,400,000 shares of restricted common stock were sold at a price of $0.05 per share. The total proceeds to the Company amounted to $70,000.

Between May 8, 2017 and May 25, 2017, the Company sold shares to 67 shareholders, all of whom reside in Malaysia. A total of 17,400,000 shares of restricted common stock were sold at a price of $0.10 per share. The total proceeds to the Company amounted to a total of $1,740,000.

Between June 6, 2017 and June 23, 2017, the Company sold shares to 19 shareholders, all of whom reside in Malaysia. A total of 2,100,000 shares of restricted common stock were sold at a price of $0.20 per share. The total proceeds to the Company amounted to $420,000.

On June 26, 2017, the Company issued and sold shares to 7 shareholders, all of whom reside in Malaysia. A total of 350,000 shares of restricted common stock were sold at a price of $0.40 per share. The total proceeds to the Company amounted to $140,000.

Limited Operating History

We have no historical financial information upon which to base an evaluation of our performance. We are in a start-up operation stages and have generated no revenue. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Additional Information

From this offering we intend to raise a maximum of $3,250,000. We believe that these funds will provide us enough capital to setup our physical office, and to hire more employees to support our operations.

INDUSTRY OVERVIEW

This section includes market and industry data that we have developed from publicly available information; various industry publications and other published industry sources and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

As of the date of the preparation of this section, these and other independent government and trade publications cited herein are publicly available on the Internet without charge. Upon request, the Company will also provide copies of such sources cited herein.

Health and Wellness Industry

Agape ATP Corporation aims to solely provide services to consumers in Malaysia, although the Company may evaluate and change this focus in the future and expand into other countries. Given the demand for our services will be limited to Malaysia, at least initially, we will focus solely upon the Health and Wellness Industry within Malaysia.

Malaysia has been hailed by the UN Development Programme as a shining example for other developing countries. Deemed essential to the Malaysian economy, the government has prioritized healthcare spending, injecting RM23bn (US$5.2bn) into healthcare in 2016 (approximately 10% of the annual budget).

The following information can be found at: http://globalriskinsights.com/2017/04/malaysia-healthcare-sector/

Due to projected demographic shifts (primarily Malaysia’s ageing population, increasing life expectancy and the growth of non-communicable diseases) demand for healthcare is expected to grow. According to the Ministry of Health (MoH), healthcare was the fastest-growing industry between 2000 and 2009 and thus recognized as a key driver of economic growth.

In 2010, the Economic Transformation Programme (ETP) was established to transform Malaysia into a high-income economy by 2020. Under this initiative, healthcare was identified as one of 12 National Key Economic Areas (NKEA) to receive substantial government support and funding. The Healthcare NKEA focuses on encouraging areas of public-private collaboration and attracting investment in key manufacturing and service industries.

In 2016, healthcare’s contribution to national GDP exceeded RM1bn (US$226m), and it is anticipated that the industry will experience a thirty-three percent increase by the end of 2017.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risk and uncertainties. We use words such as “anticipate”, “believe”, “plan”, “expect”, “future”, “intend”, and similar expressions to identify such forward-looking statements. Investors should be aware that all forward-looking statements contained within this filing are good faith estimates of management as of the date of this filing. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us as described in the “Risk Factors” section and elsewhere in this prospectus.

DESCRIPTION OF BUSINESS

Corporate History

Agape ATP Corporation., a Nevada corporation (“the Company”) was incorporated under the laws of the State of Nevada on June 1, 2016.

On June 1, 2016, Mr. How Kok Choong was appointed as CEO, President, Secretary, Treasurer and a member of our Board of Directors. Additionally, on June 1, 2016, the Company issued 100,000 shares of restricted common stock, each with a par value of $0.0001 per share, to Mr.How Kok Choong for initial working capital of $10.

On April 5, 2017, the Company acquired Agape ATP Corporation, a company incorporated in Labuan, Malaysia.

On April 10, 2017, the Company issued 245,000,000 and 70,000,000 shares of restricted common stock to Mr. How Kok Choong and HKC Holdings Sdn Bhd respectively, each with a par value of $0.0001 per share, for total additional working capital of $31,500.

On April 13, 2017, the Company issued 17,500,000 shares of restricted common stock to Greenpro Asia Strategic SPC, with a par value of $0.0001 per share, for additional working capital of $1,750.

On April 14, 2017, the Company issued 17,500,000 shares of restricted common stock to Greenpro Venture Capital Limited, with a par value of $0.0001 per share, for additional working capital of $1,750.

On May 3, 2017, the Company sold shares to 2 shareholders, both of whom reside in Malaysia. A total of 1,400,000 shares of restricted common stock were sold at a price of $0.05 per share. The total proceeds to the Company amounted to $70,000.

Between May 8, 2017 and May 25, 2017, the Company sold shares to 67 shareholders, all of whom reside in Malaysia. A total of 17,400,000 shares of restricted common stock were sold at a price of $0.10 per share. The total proceeds to the Company amounted to a total of $1,740,000.

Between June 6, 2017 and June 23, 2017, the Company sold shares to 19 shareholders, all of whom reside in Malaysia. A total of 2,100,000 shares of restricted common stock were sold at a price of $0.20 per share. The total proceeds to the Company amounted to $420,000.

On June 26, 2017, the Company issued and sold shares to 7 shareholders, all of whom reside in Malaysia. A total of 350,000 shares of restricted common stock were sold at a price of $0.40 per share. The total proceeds to the Company amounted to $140,000.

On June 28, 2017, the Company through its subsidiary in Labuan, Agape ATP Corporation, acquired Agape ATP International Holding Limited, a company incorporated in Hong Kong.

On June 28, 2017, the Company amended its Articles of Incorporation with the State of Nevada in order to increase the authorized shares of common stock from 600,000,000 to 1,000,000,000.

In regards to all of the above transactions we claim an exemption from registration afforded by Section 4a(2) and/or Regulation S of the Securities Act of 1933, as amended ("Regulation S") due to the fact that all sales of stock were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

Business Information

Agape ATP Corporation is a company that operates through its wholly owned subsidiary, Agape ATP Corporation, a Company organized in Labuan, Malaysia. It should be noted that our wholly owned subsidiary, Agape ATP Corporation owns 100% of Agape ATP International Holding Limited, the operating Hong Kong company which is described below. All of the previous entities share the same exact business plan.

Note: The purpose of the Company’s Labuan, Malaysia subsidiary structure is for the Labuan, Malaysia subsidiary to act as a holding company. This subsidiary will hold the intellectual property relating to potential new markets as the Company explores the option of entering into those new markets. At the present time, we do not have definitive plans for which markets we will be expanding to, but we will utilize this subsidiary to prepare for future expansion efforts. The purpose of the Hong Kong company is to function as the current regional hub of the Company.

Agape ATP Corporation is a company which plans to develop and provide health solution advisory services to our future clients. We will, at least initially, primarily focus our efforts on attracting customers in Malaysia. Our advisory services will center around the “ATP Zeta Health Program”, which is a health program designed to assist in the elimination of various diseases caused by polluted environments, unhealthy dietary intake and unhealthy lifestyles. The program aims to promote improved health and longevity in our clients through a combination of modern medicine, proper nutrition, and advice from skilled dieticians.

At its core, the ATP Zeta Super Health Program is focused upon biological energy, Adenosine Trisophate (ATP), at the cellular level. The stimulation of ATP production at the cellular level can increase the metabolism and service to promote and maintain normal and healthy functioning of the body’s systems. Our program emphasizes nutrient absorption through the membrane ion channel to provide complete and balanced nutrients to improve cell health. Thus, ATP Zeta Super Health Program provides ionized and high zeta potential (high bioavailability) nutrients to enhance the absorption at the cellular level.

The ATP Zeta Super Health Program consists of ten products. None of these products are owned or produced by Agape ATP Corporation, nor do we have any agreements or arrangements with the third-party manufacturers of these products. In the event that any of these products are no longer produced, or are otherwise unavailable, we may have to devote significant effort to identifying and obtaining comparable replacement products. We will also evaluate adding additional products to the ATP Zeta Super Health Program as operations continue, but we have no plans to do so at present. The ten products that comprise the ATP Zeta Super Health Program are:

1.	ATP1s Survivor Select- Provides nutrients to cells in order to promote the healthy growth of bone, teeth and muscle mass.

2.	ATP2 Energized Mineral Concentrate- Breaks down toxins to promote cellular detoxification and improved circulation.

3.	ATP 3 Ionized Cal-Mag- A calcium supplement that strengthens the bone system and promotes bone development.
4.	ATP4 Omega Blend- A polyunsaturated fatty acid that is fully extracted from plants and contains OMEGA 3, OMEGA 6 and OMEGA 9 and active bio-energy. The product regulates Cholesterol and triglycerides levels to promote better blood circulation to reduce the risk of cardiovascular diseases
5.	ATP5 BetaMaxx- A 100% natural immune enhancer designed to strengthen the function of immune cells.
6.	AGN – Vege Fruit Fiber- Aids in preventing constipation, removes accumulated toxins, prevents rapid absorption of sugar into the bloodstream while normalizing sugar levels, prevents over absorption of fat and bad cholesterol, reduces hunger and can aid in the prevention of ulcers, tumor and cancer formation
7.	AGP1 – Iron- A pure and advanced Colloidal Iron that can serve to promote haemoglobin production and counteract iron deficiency (anaemia).
8.	YFA – Young Formula- A 100% natural and unique anti-ageing and youthful maintenance supplement that enhances the body’s metabolism to reduce fat accumulation and promote muscle growth, stimulates the production of collagen to restore skin elasticity and reduce wrinkles and reduces pigmentation and spots on face.
9.	ORYC – Organic Youth Care Cleansing Bar- a natural, organic cleansing soap for your skin designed to maintain the softness and improve the appearance of the skin.
10.	Mitogize - A combination of various types of fruits designed to energize the cell’s mitochondrion and enable more Adenosine Triphosphate (ATP) to be released for optimum cell functioning.

We plan to acquire products from third party manufacturers located in Australia, the United States, Germany, and Malaysia. We do not have any existing contracts or agreements with any third party manufacturers. All products are acquired from unrelated third parties and rebranded by the Company . The Company plans to market and sell all products in Malaysia, and due to the contents and combination of the main ingredients in the products they are categorized as health food rather than medicines or drugs. As such, all products require authorization from the Food and Quality Division of Ministry of Health according to the Food Act of 1983 and Food Regulations 1985 in order to be sold in Malaysia. All of the products in the ATP Zeta Super Health Program have obtained the appropriate authorizations.

Our health solution advisory services are mainly based on combining these ten products in order to eliminate the clients’ diseases. The combination of these ten products may vary based upon the disease(s) of each client. The main benefits we believe that our clients will experience through the combination of ten products in the ATP Zeta Super Health Program are:

- Body Detoxification: Reduces toxin accumulation and prevents cells from further damage. Furthermore, detoxification promotes and improves the supply of oxygen and nutrients at the cellular level.

- Cell Repairing and Rejuvenation: Speeds up the process of cell repair and promotes improved cell duplication to replace aging cells. Rejuvenation should serve to enhance the normal functioning of the body’s system while also creating a youthful and energetic feeling.

- Cell Protection: Activates the immune cells to build internal and external protection of the body’s cells. The external protection is important to prevent viral or bacterial infections while the internal protection is important to prevent the development of abnormal cells, such as cancer cells, in the body.

Our salespeople, who we have yet to hire, will meet with prospective clients at their homes, public locations, or at office space which has not yet been obtained. Our salespeople will evaluate the condition of clients and, based upon their health issues, will recommend a combination of the ten products that comprise the ATP Zeta Super Health Program. Agape ATP Corporation will purchase the products that make up the ATP Zeta Super Health Program from their manufacturers and will then directly sell these products to our future clients based upon their health conditions. Exact pricing for these advisory services have not been determined at this point in time, but will be based upon the cost of acquiring inventory. At present, we do not have storage space for any acquired inventory.

Marketing

Agape ATP Corporation plans to penetrate the marketplace and attract customers by building our brand image through print ads, and possibly online paid advertisements, in order to create brand awareness. We are beginning preparations to develop a corporate website which will introduce the ATP Zeta Super Health Program. We will market our advisory services through this corporate website and utilize search engine marketing to improve the number of consumers who can find and view our website. Finally, we also have as of yet unidentified plans to market our health program through social networking websites. All of the above marketing plans have not yet been determined in sufficient detail to outline at this time, and remain under development.

Competition

Agape ATP Corporation plans to operate in a mature, competitive industry. We consider our focus to be on adults ranging in age from 18-65 years old. Competition in the health and wellness industry, with a focus on health supplements in particular, is very intense in Malaysia. We face competition from various retail health supplement providers, pharmacies, and Multi-Level Marketing Company which supply health supplement products, such as Bio-Life Marketing Sdn Bhd, Elken Group, Usana Group, BMS Organics, NHF Group and their respective affiliates. These competitors generate significant traffic and have established brand recognition and financial resources.

We believe that the principal competitive factors in our market include the quality of health supplements, the efficiency and effectiveness of the health supplements, strength and depth of relationships with clients, the ability to identify the changing needs and requirements of prospective clients, and the scope of service. Through utilizing our competitive strengths we believe that we have a competitive edge over other competitors due to the breadth of our product offerings, one stop convenience, pricing, our service, our reputation and product safety. We are confident we can develop and enlarge our market share in the Malaysian market and potentially further into the overseas market.

Future Plans

In the future, we plan to hire at least five to ten salespeople for every country in which we will operate. At present, we do not have any salesforce, and we will need to hire salespeople for our Malaysia market initially. It will also be necessary for us to acquire office space from which we can conduct operations, have meetings with potential clients, and store acquired inventory. We anticipate expanding into the Asian market, with a particular focus, at least initially, on expanding into Thailand, Indonesia and Taiwan. At present, we do not have any distinct timeline in place for expansion into these countries.

When we begin these efforts, we plan to hire more employees to support our operations in different countries. We believe that hiring fifteen to twenty employees will be sufficient in order to support our operations. We also plan to allocate funds to research new products for the ATP Zeta Super Health Program. However, such development will require intensive research, development and testing so we cannot accurately determine a concrete timeline at present nor have we determined an appropriate budget for these future activities. We may also evaluate potential acquisitions in the future which we feel may have some synergy with our current operations.

Employees

We have no employees as of the date of this prospectus, with the exception of our sole officer and director, Mr. How Kok Choong. Mr. How currently devotes approximately 30 hours per week to Company matters. After receiving funding, Mr. How Kok Choong plans to devote as much time as the Board of Directors determines is necessary for him to manage the affairs of the Company. As our business and operations increase, we plan to hire full time management and administrative support personnel.

USE OF PROCEEDS

Our offering is being made on a self-underwritten basis: no minimum number of shares must be sold in order for the offering to proceed. The offering price per share is $1.00. The following table sets forth the uses of proceeds assuming the sale of 100%, 75%, 50% and 25% of the securities offered for sale by the Company. There is no assurance that we will raise the full $3,250,000 as anticipated.

If 3,250,000 shares (100%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Funding of Day to Day Operations	$500,000
Establishment of Office and purchase of Office Supplies	$1,800,000
Marketing	$219,000
Hiring and Training Staff	$602,500
Website development and IT support	$27,500
Payment for ongoing Reporting Requirements	$25,000
Accounting Expenses	$15,000
Potential Legal Expenses	$25,000
Offering Expenses*	$36,000
TOTAL	$3,250,000

If 2,437,500 shares (75%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Funding of Day to Day Operations	$300,000
Establishment of Office and purchase of Office Supplies	$1,300,000
Marketing	$169,000
Hiring and Training Staff	$540,000
Website development and IT support	$27,500
Payment for ongoing Reporting Requirements	$25,000
Accounting Expenses	$15,000
Potential Legal Expenses	$25,000
Offering Expenses*	$36,000
TOTAL	$2,437,500

If 1,625,000 shares (50%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Funding of Day to Day Operations	$200,000
Establishment of Office and purchase of Office Supplies	$800,000
Marketing	$129,000
Hiring and Training Staff	$367,500
Website development and IT support	$27,500
Payment for ongoing Reporting Requirements	$25,000
Accounting Expenses	$15,000
Potential Legal Expenses	$25,000
Offering Expenses*	$36,000
TOTAL	$1,625,000

If 812,500 shares (25%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Funding of Day to Day Operations	$125,000
Establishment of Office and purchase of Office Supplies	$300,000
Marketing	$74,000
Hiring and Training Staff	$185,000
Website development and IT support	$27,500
Payment for ongoing Reporting Requirements	$25,000
Accounting Expenses	$15,000
Potential Legal Expenses	$25,000
Offering Expenses*	$36,000
TOTAL	$812,500

The above figures represent only estimated costs for the next 12 months. Funds may be allocated in differing quantities should the Company decide at a later date it would be in the Company’s best interests. The company may decide to allocate funds in differing quantities if any of the third party products we offer for resale are no longer available on terms the Company deems to be appropriate and/or if we are able to achieve any of our planned actions at a price lesser than our predictions. It is possible that some of our estimated expenditures may not be as costly as we believe, in which case any surplus capital would be allocated towards working capital for the funding of day to day operations.

*We estimate the offering expenses to be approximately $34,980 however we intend to allocate a total of $36,000 towards offering expenses due to the fact that our estimate may be too low. Any surplus of funds not used for offering expenses will be used for funding of day to day operations.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by us and is based on our own assessment of our financial condition and prospects, limited offering history, and the general condition of the securities market. It does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCQB concurrently with the filing of this prospectus. In order to be quoted on the OTCQB, a market maker must file an application on our behalf in order to make a market for our common stock.

There is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

DILUTION

The price of the current offering is fixed at $1.00 per share.

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders. The following tables compare the differences of your investment in our shares with the investment of our existing stockholders.

The following table illustrates the dilution to the purchasers of the common stock in this offering.

Note: “Net increase to original shareholder” below is based upon a par value value of $0.0001.

	(25% of the shares are sold in the offering)	(50% of the shares are sold in the offering	(100% of shares are sold in the offering)
Offering Price Per Share	$1.00	$1.00	$1.00
Book Value Per Share Before the Offering	$0.006	$0.006	$0.006
Book Value Per Share After the Offering	$0.008	$0.011	$0.015
Net Increase to Original Shareholder (based on par value paid)	$0.007	$0.010	$0.005
Decrease in Investment to New Shareholders	$0.992	$0.989	$0.994
Dilution to New Shareholders (%)	99.2%	98.9%	99.4%
% of common shares owned by current shareholders after direct public offering	99.78%	99.56%	99.13%
% of common shares owned by new shareholders after direct public offering	0.22%	0.44%	0.87%

Net Value Calculation

If 100% of the shares in the offering are sold

Numerator:
Net tangible book value before the offering	$2,304,648
Net proceeds from this offering	3,250,000
$5,554,648
Denominator:
Shares of common stock outstanding prior to this offering	371,350,000
Shares of common stock to be sold in this offering (100%)	3,250,000
374,600,000

Net Value Calculation

If 50% of the shares in the offering are sold

Numerator:
Net tangible book value before the offering	$2,304,648
Net proceeds from this offering	1,625,000
$3,929,648
Denominator:
Shares of common stock outstanding prior to this offering	371,350,000
Shares of common stock to be sold in this offering (50%)	1,625,000
372,975,000

Net Value Calculation

If 25% of the shares in the offering are sold

Numerator:
Net tangible book value before the offering	$2,304,648
Net proceeds from this offering	812,500
$3,117,148
Denominator:
Shares of common stock outstanding prior to this offering	371,350,000
Shares of common stock to be sold in this offering (25%)	812,500
372,162,500

SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of 13,831,000 shares of our common stock.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of October 11, 2017 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of Common stock owned prior to offering	Shares of Common stock to be sold	Shares of Common stock owned after offering (if all shares are sold)	Percent of common stock owned after offering (if all shares are sold)
How Kok Choong (*)	245,100,000	12,250,000	232,850,000	62.16%
HKC Holdings Sdn. Bhd. (**)	70,000,000	500,000	69,500,000	18.55%
Greenpro Asia Strategic SPC-Greenpro Asia Strategic Fund SP (***)	17,500,000	500,000	17,000,000	4.54%
Greenpro Venture Capital Limited (****)	17,500,000	500,000	17,000,000	4.54%
Hew Yuen Foong	1,200,000	1,000	1,199,000	0.32%
Khor Seok Tin	1,800,000	1,000	1,799,000	0.48%
Beh Sheue Yuen	300,000	1,000	299,000	0.08%
Brandon Yeo Khai Li	200,000	1,000	199,000	0.05%
Ching Kean Lee	100,000	1,000	99,000	0.03%
Chai Mee Chon	200,000	1,000	199,000	0.05%
Chai Yee Yen	400,000	1,000	399,000	0.11%
Chan Lay Hiong	200,000	1,000	199,000	0.05%
Chan Yat Heng	100,000	1,000	99,000	0.03%
Cheah Mun Fong	200,000	1,000	199,000	0.05%
Chee Wei Tong	200,000	1,000	199,000	0.05%
Chen Jun Heng	100,000	1,000	99,000	0.03%
Ching Hoong Ling	200,000	1,000	199,000	0.05%
Chong Yuen Loy	100,000	1,000	99,000	0.03%
Choo Weng Onn	300,000	1,000	299,000	0.08%
Gan Heng Hong	200,000	1,000	199,000	0.05%
Gan Sing Yin	800,000	1,000	799,000	0.21%
Ho Woon Chen	100,000	1,000	99,000	0.03%
How Bak Haa	100,000	1,000	99,000	0.03%
Hu Harn Yi	500,000	1,000	499,000	0.13%
Jessica Sim Chia Wen	200,000	1,000	199,000	0.05%
Kee King Hong	200,000	1,000	199,000	0.05%
Keng Lay Yen	200,000	1,000	199,000	0.05%
Keng Yong Leong	200,000	1,000	199,000	0.05%
Kor Mei Mei	200,000	1,000	199,000	0.05%
Lai Chiun Yin	200,000	1,000	199,000	0.05%
Lau Bee Kim	200,000	1,000	199,000	0.05%
Law Siew Gim	300,000	1,000	299,000	0.08%
Law Yaw Chong	200,000	1,000	199,000	0.05%
Law Yaw Hong	200,000	1,000	199,000	0.05%
Lee Lay Sam	200,000	1,000	199,000	0.05%
Lee Lean Hooi	100,000	1,000	99,000	0.03%
Leong Pek Ching	500,000	1,000	499,000	0.13%
Leong Pek Fen	200,000	1,000	199,000	0.05%
Leong Soon Peng	200,000	1,000	199,000	0.05%
Lim Jin Foong	100,000	1,000	99,000	0.03%
Liong Jin Yoong	200,000	1,000	199,000	0.05%
Loo Jian Cheng	100,000	1,000	99,000	0.03%
Lye Pay Fah	100,000	1,000	99,000	0.03%
Mook Kwai Fah	400,000	1,000	399,000	0.11%
Ngu Swee Pei	100,000	1,000	99,000	0.03%
Ooi Shiuh Choeng	400,000	1,000	399,000	0.11%
Ooi Tzy Theng	200,000	1,000	199,000	0.05%
Ooi Wooi Thong	100,000	1,000	99,000	0.03%
Ser Bee Kim	300,000	1,000	299,000	0.08%
Sew Chuen Mun	950,000	1,000	949,000	0.25%
Sew Wai Choo	700,000	1,000	699,000	0.19%
Sim Ye Bei	200,000	1,000	199,000	0.05%
Siow Kock Leong	200,000	1,000	199,000	0.05%
Siow Kock Yong	1,000,000	1,000	999,000	0.27%
Sooi Li Cheng	200,000	1,000	199,000	0.05%
Tan Lee Eng	200,000	1,000	199,000	0.05%
Tan Lee Mee	400,000	1,000	399,000	0.11%
Tan Yew Seng	300,000	1,000	299,000	0.08%
Tang Lai Khuang	250,000	1,000	249,000	0.07%
Teh Ewe Boey	200,000	1,000	199,000	0.05%
Teh Siaw Boon	200,000	1,000	199,000	0.05%
Teh Siaw Wei	300,000	1,000	299,000	0.08%
Teo Jen Jiang	550,000	1,000	549,000	0.15%
Wong Kah Mei	100,000	1,000	99,000	0.03%
Wong Poi Chin	300,000	1,000	299,000	0.08%
Yat Chun Fai	200,000	1,000	199,000	0.05%
Yong Fook Seng	350,000	1,000	349,000	0.09%
Yong Kim Yoon	200,000	1,000	199,000	0.05%
Yong Soong Fei	200,000	1,000	199,000	0.05%
Yong Yoke Mooi	100,000	1,000	99,000	0.03%
Chin Yit Keong	250,000	1,000	249,000	0.07%
Choy Sau Khuan	100,000	1,000	99,000	0.03%
Lam Wai Hoong	100,000	1,000	99,000	0.03%
Lee Yat Long	100,000	1,000	99,000	0.03%
Leong Yoke Wah	100,000	1,000	99,000	0.03%
Ong Choy Kien	100,000	1,000	99,000	0.03%
Ong Chong Keat	50,000	1,000	49,000	0.01%
Sew Wai Ling	50,000	1,000	49,000	0.01%
Sew Wai Peng	250,000	1,000	249,000	0.07%
Tee Sui Yee	100,000	1,000	99,000	0.03%
Wong Choy Ling	100,000	1,000	99,000	0.03%
Chin Shi Cheng	100,000	1,000	99,000	0.03%
Lawrence Lay Choon Yiap	50,000	1,000	49,000	0.01%
Loh Leong Choy	50,000	1,000	49,000	0.01%
Teoh Siew Kim	50,000	1,000	49,000	0.01%
Total	371,350,000	13,831,000	357,519,000	95.44%

* How Kok Choong is our sole officer and director at this time. He is also our controlling shareholder.

** HKC Holdings Sdn Bhd is owned entirely by Mr.How Kok Choong.

*** Greenpro Asia Strategic SPC- Greenpro Asia Strategic Fund SP is owned by GC Investment Management Limited.

**** Greenpro Venture Capital Limited is owned by Greenpro Capital Corp. The controlling shareholders of Greenpro Capital Corp. are Mr. Lee Chong Kuang and Mr. Loke Che Chan.

PLAN OF DISTRIBUTION

The Company has 371,350,000 shares of common stock issued and outstanding as of the date of this prospectus. Pursuant to this offering the Company is registering for resale 13,831,000 shares of our common stock held by existing shareholders at a fixed price of $1.00 per share for the duration of the offering. The Company is also registering an additional 3,250,000 shares of its common stock for sale at the fixed price of $1.00 per share for the duration of the offering.

There is no arrangement to address the possible effect of the offering on the price of the stock.

In connection with the Company’s selling efforts in the offering, How Kok Choong will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. How Kok Choong is not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. How Kok Choong will not be compensated in connection with his participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Mr. How is not, nor has he been within the past 12 months, a broker or dealer, and he is not, nor has he been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, Mr. How will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. How Kok Choong will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

The Company will receive all proceeds from the sale of the 3,250,000 shares being offered on behalf of the Company itself. The proceeds from the 13,831,000 shares held by shareholders, if sold, will not go to the Company, but will go to the shareholders directly. The price per share is fixed at $1.00 for the duration of this offering. Although our common stock is not listed on a public exchange or quoted over-the counter, we intend to seek to have our shares of common stock quoted on the OTC Marketplace. In order to be quoted on the OTC Marketplace a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved. However, sales by the Company and selling shareholders must be made at the fixed price of $1.00 for the duration of this offering. The Company will not offer its shares for sale through underwriters, dealers, agents or anyone who may receive compensation in the form of underwriting discounts, concessions or commissions from the Company and/or the purchasers of the shares for whom they may act as agents. The shares of common stock sold by the Company and the selling shareholders may be occasionally sold in one or more transactions; all shares sold under this prospectus will be sold at a fixed price of $1.00 per share.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those states only if they have been registered or qualified for sale; an exemption from such registration or if qualification requirement is available and with which the Company has complied.

In addition and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

The Company will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states), which we expect to be no more than $34,980. At this time the Company only has plans to sell to non U.S. citizens outside of the United States.

*Mr. How will be selling shares of common stock on behalf of the Company simultaneously to selling shares of his own personal stock from his own account. A conflict of interest may arise between Mr. How’s interest in selling shares for his own account and in selling shares on the Company’s behalf. Please note that at this time Mr. How intends to sell the Company’s shares prior to selling his own shares, although he is under no obligation to do so. Mr. How will decide whether shares are being sold by the Company or by Mr. How himself.

Procedures for Subscribing (Shares offered by us, “The Company”)

If you decide to subscribe for any shares in this offering that are offered by us, “The Company”, you must

- Execute and deliver a subscription agreement; and

- Deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be either made payable to (i) “Agape ATP Corporation”, (ii) subsidiary of the Company, or (iii) escrow agent as agreed by the Company. Wire transfer and telegraphic transfer are also accepted. The Company will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers within ninety (90) days of the close of the offering.

Right to Reject Subscriptions (Shares offered by us, “The Company”)

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected with letter by mail within 48 hours after we receive them.

In Regards to Shares sold by the Selling Shareholders

If you decide to subscribe for any shares in this offering that are offered by the selling shareholders the selling shareholder(s) will inform you, “the purchaser”, of their preferred method of payment and the procedures they have for subscribing. Procedures may vary from shareholder to shareholder. It should be noted that we will in no way be affiliated with any private transactions in which our selling shareholders sell shares of our their own common stock. Selling shareholders may or may not decide to reject subscriptions. This is at their own discretion. Selling Shareholders will be responsible for following any applicable laws or regulations in regards to the sale(s) of their own shares of common stock.

DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 1,000,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”) and 200,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”). As of the date of this filing we have 371,350,000 shares of Common Stock and no shares of Preferred Stock issued and outstanding.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

Preferred Stock

At this time we have no preferred stock issued and outstanding. Preferred stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, conversion rights, cumulative, relative, participating, optional, and other right, the qualification, limitations or restrictions thereof, of the Preferred shall hereinafter by prescribed by resolution of the board of directors.

Options and Warrants

None.

Convertible Notes

None.

Dividend Policy

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent

At this time we do not have a transfer agent.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As the Shares immediately following this Offering will likely be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Shares in the secondary market.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock offered hereby will be passed upon for us by Benjamin L. Bunker Esq. of 3753 Howard Hughes Parkway, Suite 200, Las Vegas Nevada 89169.

The financial statements included in this prospectus and the registration statement have been audited by Weld Asia Associates, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

REPORTS TO SECURITIES HOLDERS

We will and will continue to make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-K for a smaller reporting company under the Securities Exchange Act. In addition, we will file Form 8-K and other proxy and information statements from time to time as required. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

DESCRIPTION OF FACILITIES

The Company’s mailing address is No. 17, 17-1, 17-2, 17-3, Wisma Laxton, Jalan Desa, Taman Desa,Off Jalan Klang Lama, 58100 Kuala Lumpur, Malaysia.

We do not have any physical office space at this time however, we anticipate obtaining office space in the near future with proceeds from this offering.

LEGAL PROCEEDINGS

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

PATENTS AND TRADEMARKS

We do not own any patents or trademarks however we have applied for exclusive trademark rights to our Company logo in Hong Kong. The application is pending approval.

DIRECTORS AND EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Biographical information regarding the officers and directors of the Company, who will continue to serve as officers and directors of the Company are provided below:

Officer Biographies

Name	Age	Position
How Kok Choong	53	Chief Executive Officer, President, Secretary, Treasurer, Director

How Kok Choong – President, Chief Executive Officer, Secretary, Treasurer, Director

Mr. How Kok Choong earned a Master and Doctorate in Business Administrative from Newport University, USA. He is also a Fellow Member of the Chartered Institute of Management in the United Kingdom and a Fellow Member of the Canadian Chartered Institute of Business Administration in Canada.

Mr. How has served as the Chief Executive Officer of San Hin Group since 1993, and continues to hold this position at present. San Hin Group is a group of companies whose primary business activities range across the following industries in Malaysia: property development, civil and building construction, machinery and transportation, ready mixed concrete and shopping complex management. From 1994 to present he has also served as a Managing Director of Wawasan Saga, Kota Kinabalu. Wawasan Saga, Kota Kinabalu is a shopping complex and hotel at the heart of Kota Kinabalu, Malaysia.

From 1997 to present Mr. How has served as a group Chief Executive Officer of Tang Dynasty Hotel Group, which is one of, if not the, largest chain hotel in Sabah, Malaysia. In 2004 Mr. How began to work as Global President of AGAPE Superior Living International Group, and continues to hold this position. AGAPE Superior Living International Group is a leading health and wellness company in nine countries. Additionally, from 2010 to present Mr. How has served as President of TH3 Holdings Sdn Bhd, a company specialized in IT, academics, online education, mobile Apps, e-Commerce and digital marketing.

In Malaysia, Mr. How received the Outstanding Asian Community Contribution Award in 2011, Malaysia Top Team 50 Enterprise Award in 2011, The Contributor Award (Medical and Health Research) in 2012, “Man of The Year” in Worldwide Excellence Award in 2015 and “Man of The Year” in McMillan Global Award in 2016. Since December 2016, he started to serve as Independent Director of Greenpro Capital Corp, which specializes in providing cloud accounting solutions, cross-border business solutions, record management services, and accounting outsourcing services.

Mr. How’s strong academic background and business experience and numerous qualifications have led the Board of Directors to reach the conclusion that he should serve as our Chief Executive Officer and Director of the Company.

Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations. The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and Directors as the Company is not required to do so.

In lieu of an Audit Committee, the Company’s Board of Directors, is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company's financial statements and other services provided by the Company’s independent public accountants. The Board of Directors, the Chief Executive Officer and the Chief Financial Officer of the Company review the Company's internal accounting controls, practices and policies.

Committees of the Board

Our Company currently does not have nominating, compensation, or audit committees or committees performing similar functions nor does our Company have a written nominating, compensation or audit committee charter. Our Directors believe that it is not necessary to have such committees, at this time, because the Director(s) can adequately perform the functions of such committees.

Audit Committee Financial Expert

Our Board of Directors has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 407(D)(5) of Regulation S-K, nor do we have a Board member that qualifies as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(14) of the FINRA Rules.

We believe that our Director(s) are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The Director(s) of our Company does not believe that it is necessary to have an audit committee because management believes that the Board of Directors can adequately perform the functions of an audit committee. In addition, we believe that retaining an independent Director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development and the fact that we have not generated any positive cash flows from operations to date.

Involvement in Certain Legal Proceedings

Our Directors and our Executive officers have not been involved in any of the following events during the past ten years:

1.	bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities; or
4.	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.
5.	Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;
6.	Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;
7.	Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:(i) Any Federal or State securities or commodities law or regulation; or(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
8.	Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Independence of Directors

We are not required to have independent members of our Board of Directors, and do not anticipate having independent Directors until such time as we are required to do so.

Code of Ethics

We have not adopted a formal Code of Ethics. The Board of Directors evaluated the business of the Company and the number of employees and determined that since the business is operated by a small number of persons, general rules of fiduciary duty and federal and state criminal, business conduct and securities laws are adequate ethical guidelines. In the event our operations, employees and/or Directors expand in the future, we may take actions to adopt a formal Code of Ethics.

Shareholder Proposals

Our Company does not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for Directors. The Board of Directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our Company does not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. The Board of Directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our President, at the address appearing on the first page of this Information Statement.

EXECUTIVE COMPENSATION

*The below figures are in relation to our last two fiscal years.

Summary Compensation Table:

Name and principal position (a)	Year ended June 30 (b)	Salary ($) (c)	Bonus ($) (d)	Stock Compensation ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
How Kok Choong, Chief Executive Officer, President, Secretary, Treasurer, Director	2016	-	-	-	-	-	-	-	$-
	2017	-	-	-	-	-	-	-	$-

Compensation of Directors:

Name and principal position (a)	Year ended June 30 (b)	Salary ($) (c)	Bonus ($) (d)	Stock Compensation ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
How Kok Choong, President, Chief Executive Officer, Secretary, Treasurer and Director	2016	-	-	-	-	-	-	-	$-
	2017	-	-	-	-	-	-	-	$-

 Summary of Compensation

Stock Option Grants

We have not granted any stock options to our executive officers since our incorporation.

Employment Agreements

We do not have an employment or consulting agreement with any officers or Directors.

Compensation Discussion and Analysis

Director Compensation

Our Board of Directors does not currently receive any consideration for their services as members of the Board of Directors. The Board of Directors reserves the right in the future to award the members of the Board of Directors cash or stock based consideration for their services to the Company, which awards, if granted shall be in the sole determination of the Board of Directors.

Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our executive officers in their sole determination. Our Board of Directors reserves the right to pay our executive or any future executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our Board of Directors has not granted any performance base stock options to date, the Board of Directors reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officer and/or future executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award our executive and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our Board of Directors, which we do not currently have any immediate plans to award.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of October 11, 2017, the Company has 371,350,000 shares of common stock issued and outstanding, which number of issued and outstanding shares of common stock have been used throughout this report.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Common Stock Voting Percentage Beneficially Owned	Voting Shares of Preferred Stock	Preferred Stock Voting Percentage Beneficially Owned	Total Voting Percentage Beneficially Owned
Executive Officers and Directors
How Kok Choong, President, Chief Executive Officer, Secretary, Treasurer and Director; collectively this includes HKC Holdings Sdn. Bhd.*	315,100,000	84.85%	none	n/a	84.85%
5% Shareholders
-	-	-	-	-	-

*HKC Holdings Sdn. Bhd. is owned and controlled by How Kok Choong who is our sole officer and director.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 1, 2016, Mr. How Kok Choong was appointed as CEO, President, Secretary, Treasurer and a member of our Board of Directors. Additionally, on June 1, 2016, the Company issued 100,000 shares of restricted common stock, each with a par value of $0.0001 per share, to Mr. How Kok Choong for initial working capital of $10.

On April 5, 2017, the Company acquired Agape ATP Corporation, a company incorporated in Labuan, Malaysia.

On April 10, 2017, the Company issued 245,000,000 and 70,000,000 shares of restricted common stock to Mr. How Kok Choong and HKC Holdings Sdn Bhd respectively, each with a par value of $0.0001 per share, for total additional working capital of $31,500.

*HKC Holdings Sdn. Bhd. is owned and controlled by How Kok Choong who is our sole officer and director. As a result we believe HKC Holdings Sdn. Bhd to be a related party.

In regards to all of the above transactions we claim an exemption from registration afforded by Section 4a(2) and/or Regulation S of the Securities Act of 1933, as amended ("Regulation S") due to the fact that all sales of stock were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

As of June 30, 2017 and 2016 , our Director, Mr. How Kok Choong, advanced $100 and $25,000, respectively to the Company, which is unsecured, interest-free with no fixed repayment term, for working capital purpose. Imputed interest is considered insignificant.

For the period from June 1, 2016 to January 31, 2017 Greenpro Financial Consulting Limited paid incorporation fees on behalf of the Company totalling $2,800.

Greenpro Capital Corp., through its wholly owned subsidiaries (collectively “Greenpro”), is a 4.7% shareholder in the Company, and provides services to the Company. Greenpro Venture Capital Limited is owned by Greenpro Capital Corp. The controlling shareholders of Greenpro Capital Corp. are Mr. Lee Chong Kuang and Mr. Loke Che Chan. During the year ended June 30, 2017 and period ended June 30, 2016, the Company incurred incorporation fees of $2,200 and professional fees of $90,000.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), Director(s) and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our Directors will continue to approve any related party transaction.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Below is the aggregate amount of fees billed for professional services rendered by our principal accountants with respect to our last two fiscal years.

For the Year Ended June 30, 2017
Audit fees	$8,000
Audit related fees	-
Tax fees	-
All other fees	-
Total	$8,000

All of the professional services rendered by principal accountants for the audit of our annual financial statements that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for last two fiscal years were approved by our board of directors.

MATERIAL CHANGES

None

FINANCIAL STATEMENTS AND EXHIBITS

Page
Audited Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of June 30, 2017 and 2016	F-3
Consolidated Statements of Operations and Comprehensive Income for the year and period ended June 30, 2017 and 2016	F-4
Consolidated Statements of Stockholders’ Equity for the year and period ended June 30, 2017 and 2016	F-5
Consolidated Statements of Cash Flows for the year and period ended June 30, 2017 and 2016	F-6
Notes to the Consolidated Financial Statements	F-7 - F-9

- F1 -

WELD ASIA ASSOCIATES (AF2026)

(Registered with US PCAOB and Malaysia MIA)

13-8, The Boulevard Office, Mid Valley City,

Lingkaran Syed Putra, 59200 Kuala Lumpur, Malaysia.

T       : (603) 2284 5126 ; (603) 2284 6126

F       : (603) 2284 7126

E       : info@weldaudit.com

W       : www.weldaudit.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Agape ATP Corporation

No. 17, Wisma Laxton, Jalan Desa, Taman Desa

Off Jalan Klang Lama 58100 Kuala Lumpur, Malaysia

We have audited the accompanying consolidated balance sheets of Agape ATP Corporation and its subsidiaries (the “Company”) as of June 30, 2017 and 2016, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of as of June 30, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ WELD ASIA ASSOCIATES

WELD ASIA ASSOCIATES

KUALA LUMPUR, MALAYSIA

AUGUST 23, 2017

- F2 -

AGAPE ATP CORPORATION

CONSOLIDATED BALANCE SHEETS

As of June 30, 2017 and 2016

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	As of June 30, 2017 Audited	As of June 30, 2016 Audited
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,312,748	$10
Total Current Assets	2,312,748	10

TOTAL ASSETS	$2,312,748	$10

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Other payables and accrued liabilities	8,000	-
Amount due to a director	100	25,000
Total Current Liabilities	8,100	25,000

TOTAL LIABILITIES	$8,100	$25,000

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 200,000,000 shares authorized; None issued and outstanding	-	-
Common Stock, par value $0.0001; 1,000,000,000 shares authorized, 371,350,000 and 100,000 issued and outstanding as of June 30, 2017 and 2016, respectively	37,135	10
Additional paid in capital	2,367,875	-
Accumulated income/(loss)	(100,362)	(25,000)
TOTAL STOCKHOLDERS’ EQUITY	$2,304,648	$(24,990)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,312,748	$10

See accompanying notes to consolidated financial statements.

- F3 -

AGAPE ATP CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

For the year and period ended June 30, 2017 and 2016

(Currency expressed in US Dollars (“US$”), except for number of shares)

	For the Year ended	For the Period ended
	June 30, 2017 Audited	June 30, 2016 Audited

NET REVENUE	$-	$-

OPERATING EXPENSES
Audit fee	$8,000	$-
Bank charges	104	-
Business license fees	2,200	-
Loss on foreign exchange	58	-
Professional fee	65,000	25,000
Total operating expenses	$75,362	$25,000

NET LOSS	$(75,362)	$(25,000)

Net loss per share, basic and diluted:	(0.00)	(0.00)

Weighted average number of common shares outstanding – Basic and diluted	80,860,137	8,219

See accompanying notes to consolidated financial statements.

- F4 -

AGAPE ATP CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the year and period ended June 30, 2017 and 2016

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	COMMON STOCK		ADDITIONAL PAID-IN CAPITAL	ACCUMULATED SURPLUS/ (DEFICIT)	TOTAL EQUITY
	Number of Shares	Amount
Balance, June 1, 2016 (inception)	100,000	$10	$-	$-	$10

Net loss for the period	-	$-	-	$(25,000)	$(25,000)
Balance as of June 30, 2016	100,000	$10		$(25,000)	$(24,990)
Issuance of share capital - founder's shares	350,000,000	$35,000	-	-	$35,000
Share issued in private placement completed on May 03, 2017 at $0.05 per share	1,400,000	$140	69,860	-	$70,000
Shares issued in private placement completed on June 01, 2017 at $0.10 per share	17,400,000	$1,740	1,738,260	-	$1,740,000
Shares issued in private placement completed on June 28, 2017 at $0.20 per share	2,100,000	$210	419,790	-	$420,000
Share issued in private placement completed on June 29, 2017 at $0.40 per share	350,000	$35	139,965	-	$140,000
Net loss for the year	-	-	-	$(75,362)	$(75,362)
Balance as of June 30, 2017	371,350,000	$37,135	$2,367,875	$(100,362)	$2,304,648

See accompanying notes to consolidated financial statements.

- F5 -

AGAPE ATP CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the year and period ended June 30, 2017 and June 30, 2016

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	For the Year Ended June 30, 2017 Audited	For the Period Ended June 30, 2016 Audited
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(75,362)	$(25,000)
Changes in operating assets and liabilities:
Other payables and accrued liabilities	$8,000	$-
Amount due to a director	$(24,900)	$25,000

Net cash (used in) operating activities	$(92,262)	$-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	$2,405,000	$10

Net cash provided by financing activities	$2,405,000	$10

Net increase in cash and cash equivalents	2,312,738	10
Cash and cash equivalents, beginning of year/period	10	-
CASH AND CASH EQUIVALENTS, END OF YEAR/PERIOD	$2,312,748	$10
SUPPLEMENTAL CASH FLOWS INFORMATION
Income taxes paid	$-	$-
Interest paid	$-	$-

See accompanying notes to consolidated financial statements.

- F6 -

AGAPE ATP CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year and period ended June 30, 2017 and June 30, 2016

(Currency expressed in United States Dollars (“US$”), except for number of shares)

1. ORGANIZATION AND BUSINESS BACKGROUND

Agape ATP Corporation was incorporated on June 1, 2016 under the laws of the state of Nevada.

The Company, through its subsidiaries, mainly engages in providing health and wellness products and health solution advisory services.

Company name	Place/date of incorporation	Principal activities

1. Agape ATP Corporation	Labuan / March 6, 2017	Investment holding

2. Agape ATP International Holding Limited	Hong Kong / June 1, 2017	Health and wellness products and health solution advisory services.

We are a development-stage company with a fiscal year end of June 30. At this moment, we operate exclusively through our wholly owned subsidiaries Agape ATP Corporation and Agape ATP International Holding Limited, and share the same business plan of our subsidiaries which is to provide health and wellness products and health solution advisory services.

Agape ATP Corporation and its subsidiaries are hereinafter referred to as the “Company”.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements for Agape ATP Corporation and its subsidiaries for the year ended June 30, 2017 and the period ended June 30, 2016 are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and include the accounts of Agape ATP Corporation and its wholly owned subsidiaries, Agape ATP Corporation and Agape ATP International Holding Limited. Intercompany accounts and transactions have been eliminated on consolidation. The Company has adopted June 30 as its fiscal year end.

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company accounts and transactions have been eliminated upon consolidation.

Use of estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with US GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities in the balance sheets, and the reported revenue and expenses during the periods reported. Actual results may differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

Income taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC Topic 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

Net income/(loss) per share

The Company calculates net income/(loss) per share in accordance with ASC Topic 260, “Earnings per Share.” Basic income/(loss) per share is computed by dividing the net income/(loss) by the weighted-average number of common shares outstanding during the period. Diluted income per share is computed similar to basic income/(loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statements of operations.

The reporting currency of the Company is United States Dollars (“US$”). The Company’s subsidiary in Labuan and Hong Kong maintains its books and record in United States Dollars (“US$”) respectively, and Ringgits Malaysia (“RM”) is functional currency as being the primary currency of the economic environment in which the entity operates.

In general, for consolidation purposes, assets and liabilities of its subsidiary whose functional currency is not the US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiary are recorded as a separate component of accumulated other comprehensive income within the statement of stockholders’ equity.

Translation of amounts from RM into US$1 has been made at the following exchange rates for the respective periods:

	As of and for the year ended	As of and for the year ended
	June 30, 2017	June 30, 2016

Period-end RM : US$1 exchange rate	4.38	4.02
Period-average RM : US$1 exchange rate	4.43	4.14

 Fair value of financial instruments:

The carrying value of the Company's financial instruments: cash and cash equivalents, prepayment, deposits, accounts payable and accrued liabilities and amount due to a director approximate at their fair values because of the short-term nature of these financial instruments.

The Company also follows the guidance of the ASC Topic 820-10, “Fair Value Measurements and Disclosures” ("ASC 820-10"), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

- F7 -

AGAPE ATP CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year and period ended June 30, 2017 and June 30, 2016

(Currency expressed in United States Dollars (“US$”), except for number of shares)

3. COMMON STOCK

On June 1, 2016, the founder of the Company, Mr. How Kok Choong purchased 100,000 shares of restricted common stock of the Company at a par value of $0.0001 per share for the Company’s initial working capital.

On April 10, 2017, the Company issued 245,000,000 and 70,000,000 shares of restricted common stock to How Kok Choong and HKC Holdings Sdn Bhd respectively, each with a par value of $0.0001 per share, for total additional working capital of $31,500.

On April 13, 2017, the Company issued 17,500,000 shares of restricted common stock to Greenpro Asia Strategic Fund SPC, with a par value of $0.0001 per share, for additional working capital of $1,750.

On April 14, 2017, the Company issued 17,500,000 shares of restricted common stock to Greenpro Venture Capital Limited, with a par value of $0.0001 per share, for additional working capital of $1,750.

On May 3, 2017, the Company sold shares to 2 shareholders, of whom reside in Malaysia. A total of 1,400,000 shares of restricted common stock were sold at a price of $0.05 per share. The total proceeds to the Company amounted to a total of $70,000.

In between May 8, 2017 and May 25, 2017, the Company sold shares to 67 shareholders, of whom reside in Malaysia. A total of 17,400,000 shares of restricted common stock were sold at a price of $0.1 per share. The total proceeds to the Company amounted to a total of $1,740,000.

In between June 6, 2017 and June 23, 2017, the Company sold shares to 19 shareholders, of whom reside in Malaysia. A total of 2,100,000 shares of restricted common stock were sold at a price of $0.2 per share. The total proceeds to the Company amounted to a total of $420,000.

On June 26, 2017, the Company sold shares to 7 shareholders of whom reside in Malaysia. A total of 350,000 shares of restricted common stock were sold at a price of $0.4 per share. The total proceeds to the Company amounted to a total of $140,000.

4. INCOME TAXES

For the year ended June 30, 2017 and the period ended June 30, 2016, the local (United States) and foreign components of income/(loss) before income taxes were comprised of the following:

	For the year ended June 30, 2017	For the period ended June 30, 2016

Tax jurisdictions from:
- Local	$ (75,200)	$(25,000)
- Foreign, representing
Labuan	(162)	-
Hong Kong	-	-
(Loss) before income tax	$ (75,362)	$(25,000)

The provision for income taxes consisted of the following:

	For the year ended June 30, 2017	For the period ended June 30, 2016
Current:
- Local	$-	$-
- Foreign	-	-
Deferred:
- Local	-	-
- Foreign	-	-

Income tax expense	$-	$-

The effective tax rate in the periods presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rates. The Company has subsidiaries that operate in various countries: United States, Labuan and Hong Kong that are subject to taxes in the jurisdictions in which they operate, as follows:

United States of America

The Company is registered in the State of Nevada and is subject to the tax laws of the United States of America. As of June 30, 2017, the operations in the United States of America incurred $100,200 of cumulative net operating losses which can be carried forward to offset future taxable income. The net operating loss carryforwards begin to expire in 2037, if unutilized. The Company has provided for a full valuation allowance of $35,070 against the deferred tax assets on the expected future tax benefits from the net operating loss carryforwards as the management believes it is more likely than not that these assets will not be realized in the future.

Labuan

Under the current laws of the Labuan, Agape ATP Corporation is governed under the Labuan Business Activity Act, 1990. The tax charge for such company is based on 3% of net audited profit or at a fixed rate of RM20,000.

Hong Kong

Agape ATP International Holding Limited is subject to Hong Kong Profits Tax, which is charged at the statutory income rate of 16.5% on its assessable income. From June 1, 2017 to June 30, 2017, Agape ATP International Holding Limited suffered from an operating loss of $0 for income tax purposes which can be carried forward to offset future taxable income at no expiration.

- F8 -

AGAPE ATP CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year and period ended June 30, 2017 and June 30, 2016

(Currency expressed in United States Dollars (“US$”), except for number of shares)

The following table sets forth the significant components of the aggregate deferred tax assets of the Company as of June 30, 2017 and 2016:

	As of June 30, 2017	As of June 30, 2016
Deferred tax assets:
Net operating loss carryforwards
-United States of America	$(26,320)	$(8,750)
-Hong Kong	-
	$(26,320)	$(8,750)
Less: valuation allowance
Deferred tax assets	$-	$ -

5. OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables and accrued liabilities consisted of the following at June 30, 2017 and June 30, 2016:

	As of June 30, 2017	As of June 30, 2016
Accrued audit fees	8,000	-

Total other payable and accrued liabilities	$8,000	$ -

6. COMMITMENTS AND CONTINGENCIES

As of June 30, 2017, the Company has no commitments or contingencies involved.

7. AMOUNT DUE TO A DIRECTOR

As of June 30, 2017 and 2016, a director of the Company advanced $100 and $25,000, respectively to the Company, which is unsecured, interest-free with no fixed repayment term, for working capital purpose. Imputed interest is considered insignificant.

8. RELATED PARTY TRANSACTIONS

Greenpro Capital Corp., through its wholly owned subsidiaries (collectively “Greenpro”), is a 4.7% shareholder in the Company, and provides services to the Company. During the year ended June 30, 2017 and period ended June 30, 2016, the Company incurred incorporation fees of $2,200 and professional fees of $90,000.

9. SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through June 30, 2017, the date the Company issued audited consolidated financial statements in accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. During this period, there was no subsequent event that required recognition or disclosure.

- F9 -

  PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs (assuming all shares are sold) of this offering are as follows:

SEC Registration Fee	$1,979.69
Auditor Fees and Expenses	$8,000.00
Consulting Fees and Related Expenses	$23,500.00
Transfer Agent Fees	$1,500.00
TOTAL	$34,979.69

(1) All amounts are estimates, other than the SEC’s registration fee. The above expenses are to be paid by the Company, rather than the selling shareholders.

INDEMNIFICATION OF DIRECTOR AND OFFICERS

Under our Bylaws of the corporation, every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a Director or Officer of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another Corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability, and loss (including attorneys’ fees judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of Officers and Directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the Director or Officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such Directors, Officers, or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of Stockholders, provision of law, or otherwise, as well as their rights under this Article.

Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a Director or Officer of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another Corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person. The indemnification provided in this Article shall continue as to a person who has ceased to be a Director, Officer, Employee, or Agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

On June 1, 2016, the Company issued 100,000 shares of restricted common stock, each with a par value of $0.0001 per share, to Mr.How Kok Choong for initial working capital of $10.

On April 10, 2017, the Company issued 245,000,000 and 70,000,000 shares of restricted common stock to Mr. How Kok Choong and HKC Holdings Sdn Bhd respectively, each with a par value of $0.0001 per share, for total additional working capital of $31,500.

On April 13, 2017, the Company issued 17,500,000 shares of restricted common stock to Greenpro Asia Strategic SPC, with a par value of $0.0001 per share, for additional working capital of $1,750.

On April 14, 2017, the Company issued 17,500,000 shares of restricted common stock to Greenpro Venture Capital Limited, with a par value of $0.0001 per share, for additional working capital of $1,750.

On May 3, 2017, the Company sold shares to 2 shareholders, both of whom reside in Malaysia. A total of 1,400,000 shares of restricted common stock were sold at a price of $0.05 per share. The total proceeds to the Company amounted to $70,000.

Between May 8, 2017 and May 25, 2017, the Company sold shares to 67 shareholders, all of whom reside in Malaysia. A total of 17,400,000 shares of restricted common stock were sold at a price of $0.10 per share. The total proceeds to the Company amounted to a total of $1,740,000.

Between June 6, 2017 and June 23, 2017, the Company sold shares to 19 shareholders, all of whom reside in Malaysia. A total of 2,100,000 shares of restricted common stock were sold at a price of $0.20 per share. The total proceeds to the Company amounted to $420,000.

On June 26, 2017, the Company issued and sold shares to 7 shareholders, all of whom reside in Malaysia. A total of 350,000 shares of restricted common stock were sold at a price of $0.40 per share. The total proceeds to the Company amounted to $140,000.

In regards to all of the above transactions we claim an exemption from registration afforded by Regulation S of the Securities Act of 1933, as amended ("Regulation S") due to the fact that all sales of stock were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

EXHIBITS TO REGISTRATION STATEMENT

Exhibit No.	Description

3.1	Certificate of Incorporation, as filed with the Nevada Secretary of State on June 1, 2016 (1)
3.2	By-laws (1)
5.1	Legal Opinion Letter (1)
23.1	Consent of Independent Accounting Firm “Weld Asia Associates” (1)
99.1	Sample Subscription Agreement (1)

____________________

(1)	Filed herewith.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) (§230. 424 (b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 ;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, at the location of Kuala Lumpur, Malaysia on October 11, 2017.

Agape ATP Corporation

By: /s/ How Kok Choong
Name: How Kok Choong
Title: CEO, President, Secretary, Treasurer, Director Date: October 11, 2017

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name: How Kok Choong  Signature: /s/ How Kok Choong  Title: CEO, President, Secretary, Treasurer, Director (Principal Executive Officer; Principal Financial Officer; Principal Accounting Officer)

Date: October 11, 2017